                                                                    EXHIBIT 99.1


PRESS RELEASE

FOR IMMEDIATE RELEASE

Contacts:   CV Therapeutics                             Fleishman-Hillard
            Dan Spiegelman                              Dana Gandsman
            SVP & Chief Financial Officer                        (212) 453-2423
            (650) 812-9509

            Christopher Chai
            Treasurer & Director,
            Investor Relations
            (650) 812-9560



                 CV THERAPEUTICS UPDATES CARISA TRIAL ENROLLMENT

     PALO ALTO, CA. (January 5, 2001) - CV Therapeutics, Inc. (Nasdaq: CVTX) today announced that it has completed enrollment of the originally planned 462 patients in the Phase III CARISA (Combination Assessment of Ranolazine In Stable Angina) trial, but plans to enroll an additional 186 patients based on a blinded interim assessment.

     The just-completed CARISA interim assessment was performed in order to minimize the risk of a false negative study. The interim evaluated the statistical variance of the primary endpoint, treadmill times, but did not assess the efficacy of ranolazine compared to placebo. Based on the variability in treadmill times, the protocol-specified interim assessment dictated enrollment of an additional 186 patients. With the current enrollment rate, the Company anticipates completing enrollment of the additional patients by the second quarter of 2001. The CARISA trial is designed to examine the effectiveness of ranolazine in combination with other anti-anginal medications. Ranolazine is an investigational drug candidate in a new class of drugs known as pFOX (partial Fatty Acid Oxidation) inhibitors.

     "We are pleased with the current strong enrollment rate in the CARISA trial, our trial design and our completion of enrollment of the originally specified patients according to our timetable," said Louis G. Lange, M.D., Ph.D., Chairman and Chief Executive Officer of CV Therapeutics. "The interim variability assessment provides us with an opportunity, prior to unblinding the trial and without a statistical penalty, to support the power of the trial by enrolling additional patients."

     Ranolazine has not been approved for marketing by the Food and Drug Administration or other foreign agencies. Ranolazine is presently being investigated in Phase III clinical trials subject to a United States IND and applicable foreign authority submissions. CV Therapeutics has not yet submitted an NDA to the FDA or equivalent application to any other foreign regulatory authorities for ranolazine and ranolazine has not yet been determined to be safe or effective in humans for its intended use.

     Statements in this press release concerning the development, potential application and commercialization of ranolazine are forward-looking statements that involve risks and uncertainties, including, but not limited to, uncertainties related to CVT's early stage of development and clinical trials. Actual results could differ materially. Factors that could cause or contribute to such differences are more fully discussed in CVT's Annual Report on Form 10-K for the year ended December 31, 1999.


     CV Therapeutics, Inc., headquartered in Palo Alto, CA, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CVT currently has three compounds in clinical trials. Ranolazine, the first in a new class of compounds known as partial fatty acid oxidation (pFOX) inhibitors, is in Phase III clinical trials for the potential treatment of chronic angina. CVT-510, an A(1) adenosine receptor agonist, is in Phase II clinical trials for the potential treatment of atrial arrhythmias. CVT-3146, an A(2A) adenosine receptor agonist, is in Phase I clinical trials for the potential use as an adjunctive pharmacologic agent in cardiac perfusion imaging studies. For more information, please visit CV Therapeutics' web site at WWW.CVT.COM.

                                      -end-